Exhibit 10.20
SUMMARY OF THE REGISTRANT’S NON-EMPLOYEE DIRECTOR COMPENSATION
     The Company pays each of its non-employee directors $30,000 annually or $60,000 annually to its lead director. In addition, non-employee directors receive the following committee-related fees annually: (1) $7,500 for participating on the Audit Committee or $15,000 for chairing the committee; (2) $5,000 for participating on the Compensation Committee or $15,000 for chairing the committee; (3) $2,500 for participating on the Nominating and Governance Committee or $5,000 for chairing the committee; (4) $7,500 for participating on the Strategy Committee.
     In accordance with the Company’s 2005 Non-Employee Directors’ Stock Option Plan, upon appointment, non-employee directors receive a one-time grant of an option to purchase 25,000 share of common stock. Effective March 3, 2009, the vesting period changed from immediately vesting to vesting prorata over one year. Annually, non-employee directors receive an option to purchase 20,000 shares of common stock, which also vest prorata over one year. The exercise price of these options is the fair market value on the date of grant. Each such option expires ten years after the date of grant.
     The Company reimburses its non-employee directors for reasonable expenses incurred in connection with attending board and committee meetings.